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                                                                    EXHIBIT 12.1

                        ARDEN REALTY LIMITED PARTNERSHIP
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

                                                                   ARDEN REALTY LIMITED PARTNERSHIP
                                                ----------------------------------------------------------------------
                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                ----------------------------------------------------------------------
                                                   2003        2002        2001            2000           1999
                                                ----------  -----------  --------------  -------------  --------------
Earnings Available to Cover Fixed Charges:

Net Income Allocable to General Partners and
  Limited Partners                              $  61,682   $   73,351   $  101,945      $ 100,897      $  101,039

Add: Interest Expense(1)                           93,767       88,516       84,195 (2)     78,406 (2)      60,239 (2)
     Preferred Distributions                        4,312        4,312        4,312          4,312           1,354
                                                ---------   ----------   ----------      ---------      ----------

Total Earnings Available to Cover Fixed Charges $ 159,761   $  166,179   $  190,452      $ 183,615      $  162,632
                                                =========   ==========   ==========      =========      ==========

Fixed Charges:
Interest Expense(1)                             $  93,767   $   88,516   $   84,195 (2)  $  78,406 (2)  $   60,239 (2)
Interest Capitalized                                2,496        5,646        9,095         12,646           9,587
Preferred Distributions                             4,312        4,312        4,312          4,312           1,354
                                                ---------   ----------   ----------      ---------      ----------

Total Fixed Charges                             $ 100,575   $   98,474   $   97,602      $  95,364      $   71,180
                                                =========   ==========   ==========      =========      ==========

Ratio of Earnings to Fixed Charges                   1.59x        1.69x        1.95x          1.93x           2.28x
                                                =========   ==========   ==========      =========      ==========


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(1)      Includes interest expense for a property classified as discontinued
         operations.

(2) Includes approximately $2.5 million, $805,000 and $760,000 of interest capitalized on an office property that was classified as part of discontinued operations for the years ended December 31, 2001, 2000 and 1999.